Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Memorial Resource Development Corp.:

We consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-196855) of Memorial Resource Development Corp. of our report dated March 18, 2015, with respect to the consolidated and combined balance sheets of Memorial Resource Development Corp. and subsidiaries as of December 31, 2014 and 2013, and the related consolidated and combined statements of operations, equity, and cash flows for each of the years in the three-year period ended December 31, 2014, which report appears in the December 31, 2014 annual report on Form 10‑K of Memorial Resource Development Corp.

As discussed in Note 1 to the consolidated and combined financial statements of Memorial Resource Development Corp. and subsidiaries, the balance sheets, and the related statements of operations, equity, and cash flows have been prepared on a combined basis of accounting.

/s/ KPMG LLP

Dallas, Texas
March 18, 2015